
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.
</LEGEND>

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               DEC-31-1996
<CASH>                                      56,199,072
<SECURITIES>                                         0
<RECEIVABLES>                                1,458,903
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             115,446,796<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                             0
<OTHER-SE>                                  88,529,054<F2>
<TOTAL-LIABILITY-AND-EQUITY>               115,446,796<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            15,185,608<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             7,207,718
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              7,977,890
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          7,977,890
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 7,977,890
<EPS-PRIMARY>                                    24.32<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include Real Estate held for sale of $20,322,459 investments in joint ventures of $36,899,178 and net deferred expenses of $567,184.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and accrued liabilities of $268,202 and minority interests in consolidated joint ventures of $26,649,540.
<F4>Total revenues include rent of $8,669,237, equity in earnings of joint ventures of $3,041,184, gain on sale of real estate of $3,169,132, and interest and other revenue of $306,055.
<F5>Represents net income per Unit of limited partnership interest.

